As filed with the Securities and Exchange Commission on February 17, 2010
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UNILIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	27-1049354
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

633 Lowther Road
Lewisberry, Pennsylvania	17339
(Address of principal executive offices)	(Zip Code)
UNILIFE CORPORATION 2009 STOCK INCENTIVE PLAN
UNILIFE CORPORATION EMPLOYEE STOCK OPTION PLAN
(Full title of plans)

(Name, address and telephone
number of agent for service)	(Copy to:)
Alan Shortall	Marjorie Sybul Adams, Esq.
Chief Executive Officer	DLA Piper llp (us)
633 Lowther Road	1251 Avenue of the Americas
Lewisberry, Pennsylvania 17339	New York, New York 10020
(717) 938-9323	(212) 335-4517
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering	Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Fee (2)
Common Stock, $0.01 par value per share
2009 Stock Incentive Plan
- Shares issuable upon exercise of outstanding options	834,000	$6.64	$5,537,760	$395
- Shares reserved for future awards	5,166,000	$6.98	$36,058,680	$2,571
Employee Stock Option Plan	3,151,667	$2.15	$6,776,084	$483
TOTAL	9,151,667		$48,372,524	$3,449

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)
Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). For purposes of the 2009 Stock Incentive Plan, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on (i) with respect to 834,000 shares of Common Stock, the weighted average exercise price of all outstanding options under such plan, and (ii) with respect to 5,166,000 shares of Common Stock, six times the average of the high and low prices of Chess Depositary Interests (each representing one-sixth of a share of Common Stock) on February 11, 2010, of A$1.3275, as reported on the Australian Securities Exchange, which average has been converted into U.S. dollars based on the prevailing exchange rate on February 11, 2010 (i.e., A$1.00 = US$0.87630), with respect to awards which may be granted in the future under such plan. For purposes of the Employee Stock Option Plan, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the weighted average exercise price of A$2.45, which weighted average has been converted into U.S. dollars based on the prevailing exchange rate on February 11, 2010 (i.e., A$1.00 = US$0.87630), of all outstanding options that represent all of the shares of Common Stock issuable under the plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	Unilife Corporation’s Registration Statement on Form 10 (File Number 001-34540);

(b)
All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)
Description of the shares of common stock of the Registrant contained or incorporated in the Registrant’s Registration Statement on Form 10 (File Number 001-34540), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).

5.1	Opinion of DLA Piper llp (us).

23.1	Consent of BDO Audit (WA) Pty Ltd

23.2	Consent of DLA Piper llp (us) (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

99.1	Unilife Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).

99.2	Unilife Corporation Employee Stock Option Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Paragraphs (1)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lewisberry, Pennsylvania, on February 17, 2010.

UNILIFE CORPORATION
By:	/s/ Alan Shortall
Alan Shortall, Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan Shortall Alan Shortall	Chief Executive Officer and Director (principal executive officer)	February 17, 2010

/s/ Daniel Calvert Daniel Calvert	Chief Financial Officer (principal financial officer and principal accounting officer)	February 17, 2010

/s/ John Lund John Lund	Director	February 17, 2010

/s/ William Galle William Galle	Director	February 17, 2010

/s/ Jeff Carter Jeff Carter	Director	February 17, 2010

/s/ Jim Bosnjak Jim Bosnjak	Chairman and Director	February 17, 2010

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).

5.1	Opinion of DLA Piper llp (us).

23.1	Consent of BDO Audit (WA) Pty Ltd

23.2	Consent of DLA Piper llp (us) (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

99.1	Unilife Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).

99.2	Unilife Corporation Employee Stock Option Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form 10 (File Number 001-34540).